STRYKER REPORTS THIRD QUARTER 2013 RESULTS

Kalamazoo, Michigan - October 17, 2013 - Stryker Corporation (NYSE:SYK) reported operating results for the third quarter of 2013:

Third Quarter Highlights

•	Net sales growth of 4.8% to $2.2 billion

•	Reconstructive increased 6.5% as reported, 9.2% constant currency

•	MedSurg increased 1.5% as reported, 2.6% constant currency

•	Neurotechnology and Spine increased 7.7% as reported, 10.0% constant currency

•	Adjusted diluted net earnings per share(1) increased 1.0% to $0.98

•	Reported diluted net earnings per share decreased 70.7% to $0.27

•	Cash flow from operations increased 14.4% in the first nine months

“We are pleased with our strong third quarter sales growth of 6.8% in constant currency, and 6.1% excluding currency and acquisitions,” stated Kevin A. Lobo, President and Chief Executive Officer. "We believe these results not only represent gradual improvement in our key markets but also underscore our commitment to delivering above market growth. We are on track to meet our full year adjusted EPS guidance of $4.20 to $4.26."

Sales Analysis

Consolidated net sales of $2.2 billion increased 4.8% in the quarter compared to the prior year. Net sales in the quarter grew by 7.1% due to increased unit volume and changes in product mix and 0.7% as a result of acquisitions. Net sales in the quarter were unfavorably impacted by 0.9% due to changes in price and 2.0% due to the unfavorable impact of foreign currency exchange rates on net sales. Excluding the impact of acquisitions, net sales increased 6.1% in constant currency over the prior year.

Reconstructive net sales of $949 million increased 6.5% in the quarter compared to the prior year, as reported, and 9.2% in constant currency. Net sales in the quarter grew by 9.6% due to increased unit volume and changes in product mix and 1.2% as a result of acquisitions. Net sales in the quarter were unfavorably impacted by 1.6% due to changes in price and 2.7% due to the unfavorable impact of foreign currency exchange rates on net sales. Excluding the impact of acquisitions, Reconstructive net sales increased 8.0% in constant currency over the prior year.

MedSurg net sales of $792 million increased 1.5% in the quarter compared to the prior year, as reported, and 2.6% in constant currency. Net sales in the quarter grew by 2.1% due to increased unit volume and changes in product mix and 0.5% due to changes in price. Net sales in the quarter were unfavorably impacted by 1.1% due to the unfavorable impact of foreign currency exchange rates on net sales.

Neurotechnology and Spine net sales of $410 million increased 7.7% in the quarter compared to the prior year, as reported, and 10.0% in constant currency. Net sales in the quarter grew by 11.3% due to increased unit volume and changes in product mix and 0.9% as a result of acquisitions. Net sales in the quarter were unfavorably impacted by 2.1% due to changes in price and 2.3% due to the unfavorable impact of foreign currency exchange rates on net sales. Excluding the impact of acquisitions, Neurotechnology and Spine net sales increased 9.1% in constant currency over the prior year.

Earnings Analysis

Reported net earnings of $103 million decreased 70.8% in the quarter compared to the prior year. Diluted net earnings per share of $0.27 decreased 70.7% in the quarter over the prior year. Reported net earnings in the quarter include charges of $313 million ($245 million net of tax or $0.64 per diluted share) related to the previously disclosed voluntary recall of Rejuvenate and ABG II modular-neck hip stems and the recall of the Neptune Waste Management System. The charges for the Rejuvenate and ABG II recall in the quarter bring the total charges recorded for this recall to $700 million. Reported net earnings in the quarter also include restructuring and related charges of $15 million ($15 million net of taxes or $0.04 per diluted share), acquisition and integration related charges of $6 million ($3 million net of taxes or $0.01 per diluted share) related to the Neurovascular, Surpass and Trauson acquisitions and the expected acquisition of MAKO Surgical Corp., and additional cost of sales for inventory sold in the quarter that was “stepped up” to fair value for $8 million ($6 million net of taxes or $0.02 per diluted share). These charges reduced the reported gross profit margin from 68.8% to 68.3% and the reported operating income margin from 22.8% to 7.0%.

Excluding the charges described above, adjusted net earnings(2) of $373 million increased 0.8% in the quarter compared to the prior year and adjusted diluted net earnings per share(1) of $0.98 increased 1.0% in the quarter compared to the prior year. Adjusted diluted net earnings per share(1) in the third quarter of 2013 includes approximately $0.03 per diluted share of costs associated with the new Medical Device Excise Tax.

2013 Outlook
Organic sales growth for the full year 2013 is projected to be in the range of 4.5% to 5.5%. If foreign currency exchange rates hold near current levels, net sales in both the fourth quarter and full year of 2013 is expected to be negatively impacted by approximately 1.5% to 2.0%.
Adjusted diluted net earnings per share(1) for the full year 2013 is projected to be in a range of $4.20 to $4.26.

1)	A reconciliation of reported diluted net earnings per share to adjusted diluted net earnings per share, a non-GAAP financial measure, and other important information, appears below.

2)	A reconciliation of reported net earnings to adjusted net earnings, a non-GAAP financial measure, and other important information, appears below.

Conference Call on Thursday, October 17, 2013

As previously announced, the Company will host a conference call on Thursday, October 17, 2013 at 4:30 p.m., Eastern Time, to discuss the Company's operating results for the quarter ended September 30, 2013 and provide an operational update.
To participate in the conference call dial (866) 436-9172 (domestic) or (630) 691-2760 (international) and be prepared to provide confirmation number 34454643 to the operator.
A simultaneous webcast of the call will be accessible via the Company's website at www.stryker.com. The call will be archived on this site for 90 days.
A recording of the call will also be available from 7:30 p.m., Eastern Time, on Thursday, October 17, 2013, until 11:59 p.m., Eastern Time, on Thursday, October 24, 2013. To hear this recording you may dial (888) 843-7419 (domestic) or 630-652-3042 (international) and enter the passcode 34454643 #.

Forward-Looking Statements
This press release contains information that includes or is based on forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: weakening of economic conditions that could adversely affect the level of demand for our products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for our products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; the ultimate total cost with respect to the Rejuvenate and ABG II matter; the impact of investigative and legal proceedings and compliance risks; resolution of tax audits; the impact of the federal legislation to reform the United States healthcare system; changes in financial markets; changes in the competitive environment; our ability to integrate acquisitions, including the acquisition of MAKO Surgical Corp.; and our ability to realize anticipated cost savings as a result of workforce reductions and other restructuring activities. Additional information concerning these and other factors are contained in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
Stryker is one of the world's leading medical technology companies and is dedicated to helping healthcare professionals perform their jobs more efficiently while enhancing patient care. We offer a diverse array of innovative medical technologies, including reconstructive, medical and surgical, and neurotechnology and spine products to help people lead more active and more satisfying lives. For more information about Stryker, please visit www.stryker.com.

For investor inquiries please contact:
Katherine A. Owen, Stryker Corporation, 269-385-2600 or katherine.owen@stryker.com

STRYKER CORPORATION (Unaudited - Millions of Dollars, Except Per Share Amounts) CONDENSED STATEMENTS OF EARNINGS

	Three Months			Nine Months
	2013	2012	% Change	2013	2012	% Change
Net sales	$2,151	$2,052	4.8	$6,553	$6,319	3.7
Cost of sales	682	655	4.1	2,125	2,036	4.4
GROSS PROFIT	1,469	1,397	5.2	4,428	4,283	3.4
% of sales	68.3%	68.1%		67.6%	67.8%
Research, development & engineering expenses	136	114	19.3	397	342	16.1
Selling general & administrative expenses	1,136	791	43.6	3,067	2,433	26.1
Intangibles amortization	34	30	13.3	102	92	10.9
Restructuring charges	13	12	8.3	36	45	(20.0)
	1,319	947	39.3	3,602	2,912	23.7
OPERATING INCOME	150	450	(66.7)	826	1,371	(39.8)
% of sales	7.0%	21.9%		12.6%	21.7%
Other income (expense)	(13)	(6)	116.7	(45)	(24)	87.5
EARNINGS BEFORE INCOME TAXES	137	444	(69.1)	781	1,347	(42.0)
Income Taxes	34	91	(62.6)	161	319	(49.5)
NET EARNINGS	$103	$353	(70.8)	$620	$1,028	(39.7)
Net earnings per share
Basic	$0.27	$0.93	(71.0)	$1.64	$2.70	(39.3)
Diluted	$0.27	$0.92	(70.7)	$1.62	$2.68	(39.6)
Average shares outstanding
Basic	378.3	380.2		378.7	380.7
Diluted	381.7	382.5		381.8	383.2
CONDENSED BALANCE SHEETS

	September	December
	2013	2012
ASSETS
Cash and cash equivalents	$1,110	$1,395
Marketable securities	4,028	2,890
Accounts receivable (net)	1,370	1,430
Inventories	1,404	1,265
Other current assets	1,275	1,168
TOTAL CURRENT ASSETS	9,187	8,148
Property, plant and equipment (net)	1,036	948
Goodwill and other intangibles (net)	4,142	3,566
Other assets	518	544
TOTAL ASSETS	$14,883	$13,206
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$2,324	$1,876
Other liabilities	1,079	987
Long-term debt	2,743	1,746
Shareholders' equity	8,737	8,597
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$14,883	$13,206
CONDENSED STATEMENTS OF CASH FLOWS

	Three Months		Nine Months
	2013	2012	2013	2012
OPERATING ACTIVITIES
Net earnings	$103	$353	$620	$1,028
Depreciation	42	38	123	115
Intangibles amortization	34	30	102	92
Restructuring charges	14	12	38	45
Changes in operating assets and liabilities and other, net	429	136	331	(219)
NET CASH PROVIDED BY OPERATING ACTIVITIES	622	569	1,214	1,061
INVESTING ACTIVITIES
Acquisitions, net of cash acquired	(24)	(37)	(686)	(47)
(Purchases of) proceeds from sales of marketable securities, net	(301)	(333)	(1,101)	41
Purchases of property, plant and equipment	(43)	(58)	(139)	(161)
NET CASH USED IN INVESTING ACTIVITIES	(368)	(428)	(1,926)	(167)
FINANCING ACTIVITIES
Borrowings of debt, net	3	1	1,014	2
Dividends paid	(100)	(81)	(301)	(243)
Repurchase and retirement of common stock	(2)	(19)	(252)	(108)
Other	(6)	(11)	(8)	(37)
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(105)	(110)	453	(386)
Effect of exchange rate changes on cash and cash equivalents	(10)	(1)	(26)	10
CHANGE IN CASH AND CASH EQUIVALENTS	$139	$30	$(285)	$518

STRYKER CORPORATION For the Three Month and Nine Month Periods Ended September 30, 2013 (Unaudited - Millions of Dollars) CONDENSED SALES ANALYSIS

	Three Months				Nine Months
			% Change				% Change
	2013	2012	As Reported	Constant Currency	2013	2012	As Reported	Constant Currency
Geographic sales
U.S.	$1,449	$1,360	6.5	6.5	$4,348	$4,128	5.3	5.3
International	702	692	1.5	7.5	2,205	2,191	0.7	5.2
NET SALES	$2,151	$2,052	4.8	6.8	$6,553	$6,319	3.7	5.3
Worldwide sales
Reconstructive	$949	$891	6.5	9.2	$2,897	$2,776	4.3	6.5
MedSurg	792	781	1.5	2.6	2,435	2,388	2.0	2.8
Neurotechnology and Spine	410	380	7.7	10.0	1,221	1,155	5.7	7.7
NET SALES	$2,151	$2,052	4.8	6.8	$6,553	$6,319	3.7	5.3

SUPPLEMENTAL SALES GROWTH ANALYSIS

	Three Months
			Percentage Change
					U.S.	International
	2013	2012	As Reported	Constant Currency	As Reported	As Reported	Constant Currency
Reconstructive
Knees	$315	$315	—	2.1	3.8	(7.7)	(1.3)
Hips	304	288	5.5	9.3	9.3	1.0	9.4
Trauma and Extremities	277	235	18.1	20.4	22.7	13.1	17.8
TOTAL RECONSTRUCTIVE	949	891	6.5	9.2	9.9	1.6	8.2
MedSurg
Instruments	292	303	(3.5)	(1.9)	(5.5)	2.0	8.3
Endoscopy	279	259	7.3	8.4	10.5	(0.6)	3.2
Medical	168	169	(0.1)	0.2	3.9	(15.0)	(13.7)
TOTAL MEDSURG	792	781	1.5	2.6	2.8	(2.3)	2.0
Neurotechnology and Spine
Neurotechnology	227	205	10.9	13.9	14.0	6.1	13.7
Spine	183	175	4.1	5.5	2.6	7.9	12.9
TOTAL NEUROTECHNOLOGY AND SPINE	410	380	7.7	10.0	8.2	6.8	13.4

	Nine Months
			Percentage Change
					U.S.	International
	2013	2012	As Reported	Constant Currency	As Reported	As Reported	Constant Currency
Reconstructive
Knees	$1,000	$996	0.4	1.8	1.7	(2.1)	2.2
Hips	931	908	2.5	5.3	6.3	(1.7)	4.1
Trauma and Extremities	809	711	13.9	16.3	22.6	5.4	10.1
TOTAL RECONSTRUCTIVE	2,897	2,776	4.3	6.5	7.5	—	5.0
MedSurg
Instruments	919	931	(1.2)	(0.1)	(1.9)	0.4	4.8
Endoscopy	831	802	3.6	4.4	4.7	1.0	3.8
Medical	522	506	3.3	3.5	4.8	(2.3)	(1.4)
TOTAL MEDSURG	2,435	2,388	2.0	2.8	2.6	0.1	3.2
Neurotechnology and Spine
Neurotechnology	675	618	9.3	12.0	12.6	4.5	11.0
Spine	546	537	1.6	2.9	1.8	1.2	5.6
TOTAL NEUROTECHNOLOGY AND SPINE	1,221	1,155	5.7	7.7	7.0	3.3	9.0

SUPPLEMENTAL INFORMATION - RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

We supplement the reporting of our financial information determined under GAAP with certain non-GAAP financial measures, including percentage sales growth in constant currency; percentage organic sales growth; adjusted gross profit; adjusted selling, general and administrative expenses; adjusted operating income; adjusted effective income tax rate; adjusted net earnings; and adjusted diluted net earnings per share. We believe that these non-GAAP measures provide meaningful information to assist investors and shareholders in understanding our financial results and assessing our prospects for future performance and are important indicators of our operations because they exclude items that may not be indicative of or are unrelated to our core operating results and provide a baseline for analyzing trends in our underlying businesses. Management uses these non-GAAP financial measures for reviewing the operating results of reportable business segments, and for analyzing potential future business trends in connection with our budget process and bases certain annual bonus plans on these non-GAAP financial measures. To measure percentage sales growth in constant currency, we remove the impact of changes in foreign currency exchange rates that affect the comparability and trend of sales. Percentage sales growth in constant currency is calculated by translating current year results at prior year average foreign currency exchange rates. To measure percentage organic sales growth, we remove the impact of changes in foreign currency exchange rates and acquisitions that affect the comparability and trend of sales. Percentage organic sales growth is calculated by translating current year results at prior year average foreign currency exchange rates excluding the impact of acquisitions. To measure earnings performance on a consistent and comparable basis, we exclude certain items that affect the comparability of operating results and the trend of earnings. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales growth, gross profit, selling, general and administrative expenses, operating income, effective income tax rate, net earnings and diluted net earnings per share, the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliations to corresponding GAAP financial measures below, provide a more complete understanding of our business. We strongly encourage investors and shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

The following reconciles the non-GAAP financial measures discussed above with the most directly comparable GAAP financial measures:
STRYKER CORPORATION
For the Three Month and Nine Month Periods Ended September 30, 2013 and 2012
(Unaudited - Millions of Dollars, Except Per Share Amounts)

RECONCILIATION OF ACTUAL RESULTS TO ADJUSTED RESULTS

Three Months Ended September 30	Gross Profit		Selling, General and Administrative Expenses		Operating Income		Net Earnings		Effective Tax Rate		Diluted EPS
	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012
AS REPORTED	$1,469	$1,397	$1,136	$791	$150	$450	$103	$353	24.8%	20.5%	$0.27	$0.92
Acquisition and integration related charges (a)
Inventory stepped up to fair value	8	—	—	—	8	—	6	—	0.2	—	0.02	—
Other acquisition and integration related	—	—	(6)	(7)	6	7	3	6	1.4	(0.1)	0.01	0.02
Restructuring and related charges (b)	2	2	—	—	15	14	15	11	(1.4)	(0.2)	0.04	0.03
Rejuvenate/ABG II and Neptune recall charges (c)	—	—	(313)	—	313	—	245	—	(0.9)	—	0.64	—
Regulatory matters (d)	—	—	1	—	(1)	—	1	—	(2.1)	—	—	—
ADJUSTED	$1,479	$1,399	$818	$784	$491	$471	$373	$370	22.0%	20.2%	$0.98	$0.97

Nine Months Ended September 30	Gross Profit		Selling, General and Administrative Expenses		Operating Income		Net Earnings		Effective Tax Rate		Diluted EPS
	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012
AS REPORTED	$4,428	$4,283	$3,067	$2,433	$826	$1,371	$620	$1,028	20.6%	23.7%	$1.62	$2.68
Acquisition and integration related charges (a)
Inventory stepped up to fair value	16	15	—	—	16	15	12	11	—	0.1	0.03	0.03
Other acquisition and integration related	—	—	(38)	(24)	38	24	29	17	0.2	0.1	0.08	0.04
Restructuring and related charges (b)	9	4	(3)	—	48	49	36	35	0.3	0.1	0.09	0.09
Rejuvenate/ABG II and Neptune recall charges (c)	—	—	(523)	—	523	—	397	—	1.6	—	1.04	—
Regulatory matters (d)	—	—	(58)	(33)	58	33	53	33	(1.0)	(0.6)	0.14	0.09
ADJUSTED	$4,453	$4,302	$2,445	$2,376	$1,509	$1,492	$1,147	$1,124	21.7%	23.4%	$3.00	$2.93

(a)
In 2011 the Company completed the acquisition of the Neurovascular division of Boston Scientific Corporation, Orthovita, Inc., Memometal Technologies S.A., and Concentric Medical, Inc. In 2012 the Company completed the acquisition of Surpass Medical, Ltd. In 2013 the Company completed the acquisition of Trauson Holdings Company Limited and announced the expected acquisition of MAKO Surgical Corp. As a result, the Company has incurred certain acquisition and integration related charges.

(b)	In 2011 the Company announced focused workforce reductions and other restructuring activities and has incurred and will continue to incur certain restructuring and related charges.
(c)
Charges representing our best estimate of the minimum of the range of probable loss to resolve the recall of Rejuvenate / ABG II modular-neck hip stems and certain matters pertaining to the recall of Neptune Waste Management System.

(d)	Charges representing our best estimate of the probable loss to resolve certain previously disclosed regulatory matters.